Exhibit 4.5

FOURTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of September 30, 2012, among CHS/COMMUNITY HEALTH SYSTEMS, INC., a Delaware corporation (the “Issuer”), each of the parties identified as a New Subsidiary Guarantor on the signature pages hereto (each, a “New Subsidiary Guarantor” and collectively, the “New Subsidiary Guarantors”) and REGIONS BANK, as successor Trustee under the Indenture (the “Trustee”).

W I T N E S S E T H:

WHEREAS the Issuer has heretofore executed and delivered to the Trustee, as successor trustee, an Indenture (the “Indenture”), dated as of November 22, 2011, providing for the issuance of the 8.000% Senior Notes due 2019 (the “Securities”);

WHEREAS, each of the undersigned New Subsidiary Guarantors has deemed it advisable and in its best interest to execute and deliver this Supplemental Indenture, and to become a New Subsidiary Guarantor under the Indenture; and

WHEREAS, pursuant to Section 9.01(4) of the Indenture, the Trustee, the Issuer and the New Subsidiary Guarantors are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the New Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

SECTION 1. Capitalized Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

SECTION 2. Guaranties. Each New Subsidiary Guarantor hereby agrees to guarantee the Issuer’s obligations under the Securities on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture as a Subsidiary Guarantor.

SECTION 3. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, shall inure to the benefit of the Trustee and every Holder of Securities heretofore or hereafter authenticated and the Issuer, the Trustee and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 4. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 5. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

SECTION 6. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 7. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction of this Supplemental Indenture.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of this 30th day of September, 2012.

CHS/Community Health Systems, Inc., a Delaware corporation
By:	/s/ Rachel A. Seifert
Rachel A. Seifert
Executive Vice President, Secretary & General Counsel
Northwest Arkansas Hospitals, LLC, a Delaware limited liability company
By:	/s/ Rachel A. Seifert
Rachel A. Seifert
Executive Vice President and Secretary
York Pennsylvania Holdings, LLC, a Delaware limited liability company
By:	/s/ Rachel A. Seifert
Rachel A. Seifert
Executive Vice President and Secretary
York Pennsylvania Hospital Company, LLC, a Delaware limited liability company
By:	/s/ Rachel A. Seifert
Rachel A. Seifert
Executive Vice President and Secretary
Regions Bank, as Trustee
By:	/s/ Paul Williams
Paul Williams
Vice President

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